Filed Pursuant to Rule 424(b)(7)
Registration No. 333-266164

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus Dated July 15, 2022)

EARTHSTONE ENERGY, INC.

5,650,977 Shares of Class A common stock

This prospectus supplement No. 3 (this “Prospectus Supplement”) supplements and amends the prospectus of Earthstone Energy, Inc. (“Earthstone”) dated July 15, 2022 filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b)(7) under the Securities Act of 1933, as amended, as supplemented by prospectus supplement No. 1 dated September 21, 2022 and by prospectus supplement No. 2 dated October 31, 2022 (collectively, the “Prospectus”). Pursuant to the Prospectus, this Prospectus Supplement relates to the offer and sale from time to time by the selling stockholders named therein of Earthstone’s Class A common stock, par value $0.001 per share (the “Class A common stock”). This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

On May 8, 2023, Bighorn Permian Resources, LLC (“Bighorn Permian”), a selling stockholder listed in the Prospectus, distributed 255,319 shares of Class A common stock to its members (the “Distribution”), which members are entitled to registration rights with respect to such shares of Class A common stock pursuant to the registration rights agreement, dated as of April 14, 2022. To update the information contained in the section of the Prospectus entitled “Selling Stockholders” to reflect the Distribution, the below table has been revised to include the information applicable to the members of Bighorn Permian. The following table has also been revised to update the holdings of the other selling stockholders as of the date of this Prospectus Supplement. The table, including the footnotes, set forth under the caption “Selling Stockholders” and contained in the Prospectus is hereby amended and replaced in its entirety by the below table.

The shares offered in the Prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 1 of the Prospectus or incorporated by reference therein in determining whether to purchase our shares.

Neither the Securities and Exchange Commission    nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is May 19, 2023.

As of May 18, 2023, the selling stockholder table included under the section entitled “SELLING STOCKHOLDERS”, which begins on page 9 of the Prospectus, is revised and replaced in its entirety with the following:

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering			Shares of Class A Common Stock Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage (1)	Shares Offered	Number	Percentage (1)

Altio Nextgen Master Fund Ltd. (2)	15,268	*	15,268	-	-
American Funds Insurance Series - American High-Income Trust (3)	67	*	67	-	-
American Funds Insurance Series - Asset Allocation Fund (3)	101	*	101	-	-
American Funds Insurance Series - Capital World Bond Fund (3)	12	*	12	-	-
American High-Income Trust (3)	983	*	983	-	-
Amissima Assicurazioni Multi-Credit Strategy Fund (4)	218	*	218	-	-
Amissima Vita Multi-Credit Strategy Fund (5)	328	*	328	-	-
Apollo Atlas (Holdings) SPV LLC (6)	389	*	389	-	-
Apollo Centre Street Partnership LP (7)	570	*	570	-	-
Apollo Credit Master Fund Ltd. (8)	573	*	573	-	-
Apollo Credit Strategies Master Fund Ltd. (9)	3,596	*	3,596	-	-
Apollo Lincoln Fixed Income Fund LP (10)	1,126	*	1,126	-	-
Apollo TR Opportunistic Ltd. (11)	1,234	*	1,234	-	-
Avenue AEPB Holdings, LLC (12)	3,737	*	3,737	-	-
Avenue Special Opportunities Fund II LP (13)	449	*	449	-	-
Barclay's Capital, Inc. (14)	5,090	*	5,090	-	-
BBH & Co FBO Lord Abbett High Yield Fund (15)	23	*	23	-	-
BBH & Co FBO Lord Abbett Short Duration Income Fund (16)	16	*	16	-	-
BTIG, LLC (17)	6,382	*	6,382	-	-
Capital World Bond Fund (3)	61	*	61	-	-
Catalina General Insurance Ltd. (18)	467	*	467	-	-
Centaurus Capital LP (19)	11,680	*	11,680	-	-
Franklin K2 Long Short Credit Fund (20)	31	*	31	-	-
Indiana Public Retirement System (21)	544	*	544	-	-
Jefferies, LLC (22)	1,736	*	1,736	-	-
John T Raymond	6,662	*	6,662	-	-
K2 Apollo Credit Master Fund Ltd. (23)	257	*	257	-	-
Liberty University LTI (24)	34	*	34	-	-
Livello Capital Special Opportunities Master Fund LP (25)	1,717	*	1,717	-	-
Lord Abbett High Yield Fund (26)	129	*	129	-	-
Lord Abbett Inflation Focused Fund (27)	9	*	9	-	-
Lord Abbett Short Duration Income Fund (28)	430	*	430	-	-
Mercer Multi-Asset Credit Fund (29)	120	*	120	-	-
MPI (London) Limited (30)	192	*	192	-	-
Nokota Master Fund, L.P. (31)	66,401	*	66,401	-	-

OCA OHA Credit Fund LLC (32)	505	*	505	-	-
OHA Diversified Credit Strategies Fund Master, L.P. (33)	2,653	*	2,653	-	-
OnyxPoint Global Management LP and its affiliates’ managed funds and investment accounts (34)	5,805,004	5.5%	5,089,696	715,308	*
Permanens Capital Defensive Income Fund LP (35)	12	*	12	-	-
Renaissance Investment Holdings Ltd. (36)	3	*	3	-	-
The Coca-Cola Company Master Retirement Trust (37)	465	*	465	-	-
The Income Fund of America (3)	395	*	395	-	-
__________________________

*    Represents less than one percent.

(1)    The percentage is based upon 106,197,674 shares of Class A common stock issued and outstanding as of May 18, 2023.

(2)    The directors of Altio Capital Limited, the investment manager of Altio Nextgen Master Fund Ltd. (“Altio”), have voting and investment power with respect to the shares of Class A common stock held by Altio. The directors of the investment manager are Vanessa Gilman, Darragh Murphy and Jose Yude. The address of Altio is P.O. Box 309, Ugland House, Grand Cayman, KY1-01104, Cayman Islands.

(3) Capital Research and Management Company (“CRMC”), is the investment adviser for American Funds Insurance Series - American High-Income Trust (“VIAHIT”); The Income Fund of America (“IFA”); American Funds Insurance Series - Asset Allocation Fund (“VIAA”); American Funds Insurance Series - Capital World Bond Fund (“VIWBF”); Capital World Bond Fund (“WBF”); and American High-Income Trust (“AHIT”) (collectively the “CRMC Stockholders”). CRMC and/or Capital World Investors (“CWI”), may be deemed to be the beneficial owner of the shares of Class A common stock held by the CRM Stockholders; however, each of CRMC and CWI expressly disclaims that it is the beneficial owner of such securities. David A. Daigle, as portfolio manager, has voting and investment power with respect to the shares held by VIAHIT, IFA, VIAA and AHIT, while Philip Chitty, as portfolio manager, has voting and investment power with respect to the shares held by VIWBF and WBF. The address of CRMC is 333 South Hope Street, Los Angeles, California 90071.

(4)    Shaun Collins and Julie Caffrey have voting and investment power with respect to the shares of Class A common stock held by Amissima Assicurazioni Multi-Credit Strategy Fund.

(5)    Shaun Collins and Julie Caffrey have voting and investment power with respect to the shares of Class A common stock held by Amissima Vita Multi-Credit Strategy Fund.

(6)    William B. Kuesel has voting and investment power with respect to the shares of Class A common stock held by Apollo Atlas (Holdings) SPV LLC.

(7)    William B. Kuesel has voting and investment power with respect to the shares of Class A common stock held by Apollo Centre Street Partnership LP.

(8) William B. Kuesel has voting and investment power with respect to the shares of Class A common stock held by Apollo Credit Master Fund Ltd.

(9)    William B. Kuesel has voting and investment power with respect to the shares of Class A common stock held by Apollo Credit Strategies Master Fund Ltd.

(10)    William B. Kuesel has voting and investment power with respect to the shares of Class A common stock held by Apollo Lincoln Fixed Income Fund LP.

(11)    William B. Kuesel has voting and investment power with respect to the shares of Class A common stock held by Apollo TR Opportunistic Ltd.

(12) Marc Lasry has voting and investment power with respect to the shares of Class A common stock held by Avenue AEPB Holdings, LLC (“Avenue Holdings”). The address of Avenue Holdings is 11 West 42nd Street, 9th Floor, New York, New York 10036.

(13)    Marc Lasry has voting and investment power with respect to the shares of Class A common stock held by Avenue Special Opportunities Fund II LP (“ASPF”). The address of ASPF is 11 West 42nd Street, 9th Floor, New York, New York 10036.

(14) Carol Mathis, the Chief Executive Officer and Chief Financial Officer of Barclays Group US Inc., which is the sole shareholder of Barclays Capital Inc. (“Barclays”), has voting and dispositive power over the shares of Class A common stock held by Barclays. The address for Barclays is 745 – 7th Avenue, New York, New York 10019.

(15) Steven Rocco, partner and portfolio manager of Lord, Abbett & Co. LLC (“LAC”), BBH & Co FBO Lord Abbett High Yield Fund’s (“UCHY”) investment advisor, has voting and investment power with respect to the shares of Class A common stock held by UCHY. The address for UCHY is 90 Hudson Street, Jersey City, NJ 07302.

(16) Andrew O’Brien, partner and portfolio manager of LAC, BBH & Co FBO Lord Abbett Short Duration Income Fund’s (“UCSD”) investment advisor, has voting and investment power with respect to the shares of Class A common stock held by UCSD. The address for UCSD is 90 Hudson Street, Jersey City, NJ 07302.

(17)    The managing member of BTIG, LLC is Condor Trading LP. Scott Kovalik and Steven Starker, as the Co-Chief Executive Officers of Condor Trading LP, have ultimate voting and investment power with respect to the shares of Class A common stock held by BTIG, LLC. The address of BTIG, LLC is 600 Montgomery Street, 6th Floor, San Francisco, California 94111.

(18)    Sarah Ruberry – Chief Executive Officer, Director and Principal Representative for Catalina General Insurance Ltd. has voting and investment power with respect to the shares of Class A common stock held by Catalina General Insurance Ltd.

(19)    Centaurus Holdings, LLC is the general partner of Centaurus Capital LP (“Centaurus”) and John D. Arnold is the manager of the Centaurus Holdings, LLC and has voting and investment power with respect to the shares of Class A common stock held by Centaurus. The address of Centaurus is 1717 West Loop South, Suite 1800, Houston, Texas 77027.

(20)    William B. Kuesel has voting and investment power with respect to the shares of Class A common stock held by Franklin K2 Long Short Credit Fund.

(21)     Oak Hill Advisors, L.P. (“Oak Hill”), in its capacity as investment manager of Indiana Public Retirement System (“IPRS”), has voting and investment power with respect to the shares of Class A common stock held by IPRS. The address for Oak Hill is One Vanderbilt, 16th Floor, New York, NY 10017.

(22)    The Board of Directors of Jefferies Financial Group, Inc. has voting and investment power with respect to the shares of Class A common stock held by Jeffries, LLC. The address of Jeffries, LLC is 101 Hudson Street, 11th Floor, Jersey City, New Jersey 07302.

(23)    William B. Kuesel has voting and investment power with respect to the shares of Class A common stock held by K2 Apollo Credit Master Fund Ltd.

(24) Steven Rocco, partner and portfolio manager of LAC, Liberty University LTI’s (“LIBU”) investment advisor, has voting and investment power with respect to the shares of Class A common stock held by LIBU. The address for LIBU is 90 Hudson Street, Jersey City, NJ 07302.

(25)    Livello Capital Management LP (“LCM”) is the general partner of Livello Capital Special Opportunities Master Fund LP (“LCSO”). Philip Giordano is the managing partner of LCM and has voting and investment power with respect to the shares of Class A common stock held by LCSO. The address of LCSO is 1 World Trade Center, 85th Floor, New York, New York 10007.

(26) Steven Rocco, partner and portfolio manager of LAC, Lord Abbett High Yield Fund’s (“LAHY”) investment advisor, has voting and investment power with respect to the shares of Class A common stock held by LAHY. The address for LAHY is 90 Hudson Street, Jersey City, NJ 07302.

(27) Kewjin Yuoh, partner and portfolio manager of LAC, Lord Abbett Inflation Focused Fund’s (“LAIFFI”) investment advisor, has voting and investment power with respect to the shares of Class A common stock held by LAIFFI. The address for LAIFFI is 90 Hudson Street, Jersey City, NJ 07302.

(28) Andrew O’Brien, partner and portfolio manager of LAC, Lord Abbett Short Duration Income Fund’s (“LAITA”) investment advisor, has voting and investment power with respect to the shares of Class A common stock held by LAITA. The address for LAITA is 90 Hudson Street, Jersey City, NJ 07302.

(29) Shaun Collins has voting and investment power with respect to the shares of Class A common stock held by Mercer Multi-Asset Credit Fund.

(30)    William B. Kuesel has voting and investment control over the shares of Class A common stock held by MPI (London) Limited.

(31)    Matthew Knauer has voting and investment power with respect to the shares of Class A common stock held by Nokota Master Fund, L.P.

(32)    Oak Hill, in its capacity as investment manager of OCA OHA Credit Fund LLC (“OCA”), has voting and investment power with respect to the shares of Class A common stock held by OCA. The address for Oak Hill is One Vanderbilt, 16th Floor, New York, NY 10017.

(33)    Oak Hill, in its capacity as investment manager of OHA Diversified Credit Strategies Fund Master, L.P. (“OHA”), has voting and investment power with respect to the shares of Class A common stock held by OHA. The address for Oak Hill is One Vanderbilt, 16th Floor, New York, NY 10017.

(34) OnyxPoint Global Management LP, a registered investment advisor, along with its affiliates (collectively, “OnyxPoint”) has voting and investment power with respect to 5,805,004 shares of Class A common stock, which includes (i) 5,754,886 shares of Class A common stock held indirectly by OnyxPoint Permian Opportunities Fund LP through its wholly owned subsidiary, (ii) 6,630 shares of Class A common stock held by Carilion Clinic, (iii) 234 shares of Class A common stock held by the Retirement Plan of Carilion

Clinic, (iv) 3,638 shares of Class A common stock held by Dada Lending LLC, and (v) 39,616 shares of Class A common stock held by various client accounts managed by OnyxPoint and its affiliates. OnyxPoint maintains sole voting and dispositive power over the Class A common stock identified above. OnyxPoint is controlled by Mr. Shaia Hosseinzadeh. Mr. Hosseinzadeh disclaims direct beneficial ownership of the 5,805,004 shares of Class A common stock except to the extent of any pecuniary interest therein. The address of OnyxPoint is 1 World Trade Center, 46th Floor, New York, NY 10007.

(35) Steven Rocco, partner and portfolio manager of LAC, Permanens Capital Defensive Income Fund L.P.’s (“PERMLP”) investment advisor, has voting and investment power with respect to the shares of Class A common stock held by PERMLP. The address for PERMLP is 90 Hudson Street, Jersey City, NJ 07302.

(36) Steven Rocco, partner and portfolio manager of LAC, Renaissance Investment Holdings Ltd.’s (“RENRE”) investment advisor, has voting and investment power with respect to the shares of Class A common stock held by RENRE. The address for RENRE is 90 Hudson Street, Jersey City, NJ 07302.

(37) Oak Hill, in its capacity as investment manager of The Coca-Cola Company Master Retirement Trust (“Coca-Cola”), has voting and investment power with respect to the shares of Class A common stock held by Coca-Cola. The address for Oak Hill is One Vanderbilt, 16th Floor, New York, NY 10017.